Exhibit 99.1

Bubblr, Inc., d/b/a Ethical Web AI Strengthens 2023 Year-End Balance Sheet

NEW YORK, January 8, 2024 – Bubblr, Inc., d/b/a Ethical Web AI (OTC: BBLR), a frontrunner in ethical technology determined to revolutionize the digital domain, today announced that it has strengthened the balance sheet of the Company through two actions that are expected to provide significant reductions in future operating costs.

The balance sheet improvement has been achieved in two ways:

●	Steve Morris, founder, Chief Technology Officer and a Director of Bubblr, Inc., d/b/a Ethical Web.AI, converted approximately $821,400 of promissory notes payable and due him from the Company into 2,489,186 shares of common stock. The conversion price for the common stock was $0.33 per share.

●	Additionally, each of the Company’s senior officers including CEO Tim Burks, CFO David Chetwood, and CTO Steve Morris, has agreed to waive and forgive accrued salaries. Professor Paul Morrisey, a member of the Board of Directors, has waived and forgiven $135,000 in directors’ fees, which would have been due to him at the end of 2023. Altogether, a further $843,700 in accrued salary liabilities has been removed from the Company’s balance sheet.

In total, $1.67 million in liabilities have been removed from the Company’s balance sheet. In addition, all Board member fees and salaries have been significantly reduced by a net total of 63%.

Steve Morris, founder and CTO, stated: “We expect 2024 to be a pivotal year for Ethical Web AI, and we believe that these balance sheet changes were necessary to strengthen the Company’s foundation. Within several weeks, version 6 of our AI Seek app will be released. Version 5.0 of AI Seek has already been released, which has the ability to include images and videos as part of its output, a capability that is not available in Chat GPT 4. Upon launch, version 6 will be “marketing ready” and will include the following new capabilities essential for it to be marketed by third-party marketers:

●	A free access period that allows consumers initial free access to the AI Seek app.
●	Marketing attribution code tracking.
●	In-app purchasing capabilities for those consumers that require additional query credits.

“It is already our belief that AI Seek is demonstrably superior to Chat GPT 4 (see video link). In addition, the Ethical Web AI development team is currently on track to deliver a demonstrable version of our open-source platform by the end of Q1 2024. I have no doubt that 2024 will be a huge year for AI in general and for Ethical Web AI in particular.”

About Ethical Web AI:

Ethical Web AI is an ethical technology company that is championing a new internet that is anonymous, safe and fair. We are producing unique intellectual property and technology that is made defensible by our valuable utility software patents. For more information about our Company and products, please visit our website at www.ethicalweb.ai

Visit the new AI Seek website at: https://www.aiseek.ai

If you are an AI Seek user, make sure to add desktop integration by going to the page https://desktop.aiseek.ai/

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. The Company reserves the right to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Steve Morris

Bubblr, Inc.

(646) 814 7184